Exhibit 99T3E.3

        CHEROKEE INTERNATIONAL CORPORATION

Offer to Exchange
Units, Consisting of 5 1/4% Senior Notes due 2008
and Warrants to Purchase Shares of Common Stock,
or
12% Pay-In-Kind Senior Convertible Notes due 2008
for any and all outstanding
10 1/2% Senior Subordinated Notes due 2009
issued by Cherokee International Corporation and Cherokee International, LLC
(CUSIP No. 164452 AB0)
and Solicitation of Consents for Amendment of the Indenture
for the 10 1/2% Senior Subordinated Notes due 2009

Pursuant to the Confidential Offering Circular and Consent Solicitation Statement
Dated October 28, 2002

  THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 25, 2002, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME").

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

        Your prompt action is requested. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold Existing Notes (as defined below) in your name or in the name of your nominee. You must distribute materials to those of your clients for whom you are currently so hold Existing Notes and those for whom you so held Existing Notes on September 12, 2002, (the "Record Date.")

        Cherokee International Corporation (formerly, Cherokee International Finance, Inc., "Cherokee") is offering to exchange (the "Exchange Offer"), for each $1,000 principal amount of outstanding 10 1/2% Senior Subordinated Notes due 2009 (the "Existing Notes") issued by Cherokee and Cherokee International, LLC ("Cherokee LLC"), at the option of each registered holder of Existing Notes (the "Holders"), any one of the following (the "Consideration"), but not a combination thereof:

  •
  1 unit (each, a "Unit"), consisting of $1,000 principal amount of 5 1/4% Senior Notes due 2008 (the "New Senior Notes") to be issued by Cherokee and 1 warrant (each, a "Warrant") to purchase shares of common stock of Cherokee determined as provided in the Offering Circular (defined below), or

  •
  $1,000 principal amount of 12% Pay-In-Kind Senior Convertible Notes due 2008 to be issued by Cherokee (the "New Convertible Notes"), which will be convertible into shares of common stock of Cherokee determined as provided in the Offering Circular.

        In addition, in connection with the Exchange Offer and Consent Solicitation, Cherokee will pay the interest, in cash, to holders of Existing Notes tendered and accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002. Payment of any interest that has accrued since November 1, 2002 on Existing Notes tendered and accepted in exchange for New Senior Notes or New Convertible Notes, as applicable, will be paid on the next regularly scheduled interest payment date, which is May 1, 2003 for the New Senior Notes and November 1, 2003 for the New Convertible Notes, at the rate applicable to the New Senior Notes and New Convertible Notes, respectively. Cherokee also will pay in cash on the closing date interest on Existing Notes not validly tendered or not accepted for exchange that was due on such Existing Notes on November 1, 2002.

        In connection with the Exchange Offer, Cherokee is also soliciting (the "Consent Solicitation") from Holders as of the close of business on the Record Date (such Holders, the "Record Date Holders") consents (the "Consents") to certain proposed amendments to the indenture (the "Proposed Amendments") under which the Existing Notes were issued (the "Existing Indenture").

        The Exchange Offer and Consent Solicitation are made on the terms and subject to the conditions set forth in the enclosed Confidential Offering Circular and Consent Solicitation Statement dated October 28, 2002 (the "Offering Circular") and the accompanying Consent and Letter of Transmittal. Capitalized terms used but not defined herein have the meanings assigned to them in the Offering Circular.

        Please furnish copies of the following enclosed materials to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee:

        1.    Offering Circular;

        2.    Consent and Letter of Transmittal for your use in accepting the offers to exchange Existing Notes and deliver the related Consents and for the information (or the use, where relevant) of your clients (manually signed facsimile copies of the Consent and Letter of Transmittal may be used to tender Existing Notes and to deliver the related Consents);

        3.    Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Time, as applicable, or if the procedures for book-entry transfer cannot be completed on a timely basis;

        4.    A printed form of letter that may be sent to your clients for whose accounts or benefits you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer and Consent Solicitation; and

        5.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        Consummation of the Exchange Offer is conditioned upon, among other things: (1) receipt of the Minimum Tender and the Minimum Consent, (2) execution and delivery of the Supplemental Indenture, (3) execution of the Senior Credit Facility, (4) execution of the Second Lien Note and (5) other customary conditions. See the section of the Offering Circular entitled "The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation."

        In October 2002, Cherokee entered into an agreement (the "Exchange Agreement") with Holders of approximately 59.55% in aggregate outstanding principal amount of Existing Notes pursuant to which such Holders agreed to tender their Existing Notes and to deliver the related Consents to the Proposed Amendments. Accordingly, Cherokee expects to consummate the Exchange Offer and Consent Solicitation whether or not you elect to participate.

        To participate in the Exchange Offer and Consent Solicitation, a Holder must cause each of the following to be received by the Exchange Act at its address or facsimile number, as applicable, set forth on the back cover page of the Offering Circular prior to the Expiration Time in each case in accordance with the instructions set forth in the Consent and Letter of Transmittal and the procedures set forth in the Offering Circular under the caption "The Exchange Offer and Consent Solicitation— Procedures for Tendering Existing Notes and Delivering Consents":

        1.    Certificates representing tendered Existing Notes or timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC;

        2.    A properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof) with any and all required signature guarantees. Regardless of whether a Holder tenders Existing Notes in physical from or through DTC's book-entry system, such Holder must properly complete, execute and deliver the Consent and Letter of Transmittal with respect to the

Existing Notes tendered to validly deliver the Consent of the Record Date Holder with respect to all such Existing Notes; and

        3.    Any other documents required by the Consent and Letter of Transmittal and the Offering Circular.

        If a Holder of Existing Notes wishes to tender Existing Notes pursuant to the Exchange Offer but it is impracticable for such Holder to deliver certificates for such Existing Notes and all other required documents to the Exchange Agent or to comply with the book-entry delivery procedures, in each case, on or prior to the Expiration Time, as applicable, a tender of Existing Notes (and delivery of the related Consents) may be effected by following the guaranteed delivery procedures described in the Offering Circular under the caption "The Exchange Offer and Consent Solicitation—Procedures for Tendering Existing Notes and Delivering Consents."

        To tender your Existing Notes in the Exchange Offer, you must also consent to the Proposed Amendments or, if you were not the Record Date Holder, deliver a Consent to the Proposed Amendments from the Record Date Holder with regard to such Existing Notes. To give or deliver such Consent to the Proposed Amendments, you must also tender your Existing Notes.

        Important Note: Only (1) Record Date Holders and (2) persons who hold valid proxies authorizing such persons (or any persons claiming title by or through such persons) to furnish Consents with respect to the Consent Solicitation, are eligible to consent to the Proposed Amendments. A form of proxy to be executed by the Record Date Holder is attached to the Consent and Letter of Transmittal.

        Existing Notes tendered pursuant to the Exchange Offer may be withdrawn by the tendering Holder and the related Consents revoked by the Record Date Holder at any time at or prior to the Expiration Time. A Record Date Holder may not revoke a Consent with respect to tendered Existing Notes without the tendering Holder also withdrawing from tender the Existing Notes to which such Consent relates in accordance with the procedures set forth in the Offering Circular and the Consent and Letter of Transmittal. A Holder who validly withdraws previously tendered Existing Notes will not receive any Consideration with respect to such withdrawn Existing Notes, but it will be entitled to receive the interest payment that was due such Holder on November 1, 2002.

        To make a valid election, Holders must select one of the two Consideration Options for the entire principal amount of Existing Notes being tendered. If Holders fail to make a valid election, their Existing Notes will not be accepted for exchange. To make a selection, Holders must mark the appropriate box in the Consent and Letter of Transmittal and, if tendering through ATOP, properly transmit an Agent's Message. If a Holder is a beneficial owner whose Existing Notes are registered in the name of a Custodian, such beneficial owner should instruct such Custodian as Holder as to their election. Holders may change their Consideration election at any time at or prior to the Expiration Time.

        If a Holder elects to tender Existing Notes and receive Warrants and New Senior Notes in the form of Units, such Holder shall be deemed to be a party to the Stockholders' Agreement as of the date of the consummation of the Exchange Offer and Consent Solicitation and receipt of Warrants, as set forth in the Offering Circular.

        We will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Existing Notes. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of the Existing Notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the tender of Existing Notes pursuant to the Exchange Offer, except as set forth in Instruction 9 of the Consent and Letter of Transmittal.

        The Exchange Offer is being made, and the Consent Solicitation is being conducted, solely pursuant to the Offering Circular and the Consent and Letter of Transmittal.

        The Offering Circular and any related documents do not constitute an offer to buy or the solicitation of an offer to sell Existing Notes or New Notes in any circumstances under which such offer or solicitation is unlawful. The Offering Circular and any related documents also do not constitute a solicitation of a Consent in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such a solicitation.

        Any inquiries you may have with respect to the Exchange Offer and Consent Solicitation, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent or the Information Agent at the addresses or telephone numbers set forth on the back cover page of the Offering Circular or to Cherokee International Corporation, at 2841 Dow Avenue, Tustin, California, 92780, Attention: Chief Financial Officer. The telephone number for Cherokee is (714) 544-6665.

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Cherokee, the Exchange Agent, the Information Agent or the Trustee nor any of their respective affiliates, or authorize you or any other person to use any document or make any statement on behalf of any of them with respect to or in connection with the Exchange Offer and/or Consent Solicitation, other than the documents enclosed herewith and the statements expressly made therein. If any such document is used or any such statement is made, it should not be relied upon as having been authorized by Cherokee, the Exchange Agent or the Trustee or any of their respective affiliates.

Very truly yours,

CHEROKEE INTERNATIONAL CORPORATION
Enclosures